Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Sterling Consolidated Corp.

We consent to the inclusion in this Offering Statement of Sterling Consolidated Corp. (the “Company”) on Form 1-A of our report dated April 17, 2017, with respect to our audits of the consolidated financial statements of Sterling Consolidated Corp. as of December 31, 2016 and 2015 and for the years then ended. We also consent to the reference of our Firm under the caption “interests of named experts and counsel” in such Offering Circular.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

February 14, 2018